FORM OF

                      THE VICTORY VARIABLE INSURANCE FUNDS

                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT



January 26, 2001

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, Connecticut  06089

Ladies and Gentlemen:

This letter sets forth the agreement between The Victory Variable Insurance Funds (the "Trust"), on behalf of its series of portfolios (each a "Fund") listed on Schedule B, as amended from time to time, and Hartford Life Insurance Company (the "Company") concerning certain administrative services to be provided by the Company which will benefit the Funds.

1. Introduction. The Trust is an open-end management investment company organized under the laws of the State of Delaware. The Trust issues shares of beneficial interest ("Shares") of the Funds. The Trust may offer its Shares to life insurance companies (each, a "Life Company") to be held by certain of their separate accounts ("Accounts") established for the purpose of funding variable annuity contracts and variable life insurance policies (collectively referred to herein as "Variable Contracts"). The Shares of each Fund may be issued in multiple classes. In this agreement, the beneficial owners of the Variable Contracts are referred to as the "Contract Owners."

2. Administrative Services and Expenses. The Company is responsible for providing administrative services to its accounts ("Accounts") that invest in the Funds and for purchasers of Variable Contracts, pursuant to a participation agreement among the Trust, the Company and others (the "Participation Agreement"). The Trust is responsible for providing administrative services to the Funds in which the Accounts invest, and for purchasers of Shares.

      Notwithstanding the foregoing, the Company has agreed to assist the Trust, as the Trust may request from time to time, with the provision of certain administrative services ("Administrative Services") to the Funds, among those set forth in Schedule A hereto, as may relate to the investment in the Funds by the Accounts.

3. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting from the arrangements set forth in this letter agreement, the Trust, on behalf of each Fund, individually and not jointly, agrees to pay the Company on a quarterly basis an amount set forth in Schedule B to this agreement.

      For purposes of computing the payment to the Company under this Paragraph 3 for each quarterly period, the total of the average daily net assets of each Class of Shares in which




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      the Accounts invest shall be multiplied by the rate shown in Schedule B multiplied by the actual number of days in the period divided by 365.

      The Trust will calculate the expense payment contemplated by this Paragraph 3 at the end of each quarter and will pay the Company within 30 days thereafter on a pro-rata basis. Payment will be accompanied by a statement showing the calculation of the quarterly amount payable by the Trust and such other supporting data as the Company may reasonably request.

4. Nature of Payments. The Trust and the Company recognize and agree that payments made by the Trust to the Company relate to Administrative Services only and do not constitute payment in any manner for administrative services provided by the Company to the Accounts or to the Variable Contracts, for investment advisory services or for costs of distribution of Variable Contracts or of Shares of the Funds, and that these payments are not otherwise related to the investment advisory or distribution services or expenses. The amount of administrative expense payments made by the Trust to the Company pursuant to Paragraph 3 of this agreement shall not be deemed to be conclusive with respect to actual administrative expenses or savings of the Trust.

5. Term. This agreement shall become effective as of the date first above written and shall continue in effect until terminated in accordance with Paragraph 6 of this letter agreement; provided that a majority of the Trust's Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust (the "Disinterested Trustees") specifically approve this agreement at least annually.

6. Termination. This Agreement will terminate only upon written notice following termination or assignment of the Participation Agreement by and among the Company, the Trust, Key Asset Management Inc. and BISYS Fund Services Limited Partnership. Notwithstanding the termination of this agreement, the Trust will continue to pay the administrative expense payments required under Section 3 hereof as long as net assets of the Funds remain invested within the Accounts and the Company continues to perform Administrative Services. This agreement may terminate immediately upon either party's determination (with the advice of counsel) that the payment of the expense payments are in conflict with applicable law.

7. Representations. The Company represent that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to the Administrative Services.

      The Company also represents, warrants and agrees that: (i) the fact that it receives compensation in connection with the administrative services provided with respect to the Accounts' assets in the Funds will be disclosed to the Contract Owners; and (ii) the Administrative Services it provides under this agreement will in no event be primarily intended to result in the sale of Shares of the Funds.


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      The Trust represents and warrants that any payment pursuant to this agreement made directly or indirectly to the Company constitutes compensation for legitimate services required by the Trust related to the Funds, consistent with the services rendered or the cost savings resulting from the arrangement, and is not in any way intended to compensate any party for the purchase of Fund Shares.

8. Subcontractors. The Company may, with the consent of the Trust, contract with or establish relationships with other parties to provide the Administrative Services or other activities required of the Company by this agreement, provided that the Company shall be fully responsible for the acts and omissions of such other parties.

9. Authority. This agreement shall in no way limit the authority of the Trust to take any action it may deem appropriate or advisable in connection with all matters relating to the operations of the Trust and/or sale of its Shares.

10. Indemnification. This letter agreement will be subject to the indemnification provisions of the Participation Agreement.

11. Miscellaneous. This agreement may be amended only upon mutual agreement of the parties hereto in writing. This agreement may not be assigned (as that term is defined in the Investment Company Act of 1940) by any party without the prior written approval of the other party, which approval will not be unreasonably withheld. This agreement, including Schedule A and Schedule B, constitutes the entire agreement between the Trust and the Company with respect to the matters dealt with herein, and supersedes any previous agreements and documents with respect to such matters. This agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. The Company agrees to notify the Trust promptly if for any reason you are unable to perform fully and promptly any of your obligations under this agreement.

12. Notices. Any notices required to be sent hereunder shall be sent in accordance with the Participation Agreement.

13. Choice of Law. This letter agreement will be construed in accordance with the laws of the State of Delaware.

14. Board Approval. This letter agreement has been approved by a vote of a majority of the Board of Trustees of the Trust, including a majority of the Disinterested Trustees.

15. Non-Exclusivity. The Trust and the Company may enter into other similar servicing agreements with any other person or persons.

16. Organization; Limitation of Liability. The names "The Victory Variable Insurance Funds" and the "Board of Trustees" refer respectively to the Trust created, and the Trustees, as trustees but not individually or personally, acting from time to time under, a Certificate of Trust filed at the office of the Secretary of the State of Delaware on February 11, 1998, as amended as of October 5, 1998.


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      The obligations of "The Victory Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but in such capacities, and are not binding upon any of the Trustees, agents or representatives of the Trust personally, but bind only the "Trust Property" (as defined in the Trust Instrument of the Trust), and all persons dealing with any class of Shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

If this agreement reflects the Company's understanding, please sign below and return a signed copy to the Trust.

Very truly yours,


THE VICTORY VARIABLE INSURANCE FUNDS,
   on behalf of each Fund listed on
   Schedule B, individually and not
   jointly


--------------------------------------
   Name: -----------------------------
   Title: ----------------------------


Acknowledged and Agreed:

HARTFORD LIFE INSURANCE COMPANY


--------------------------------------
   Name: -----------------------------
   Title: ----------------------------

Attachment: Schedule A
            Schedule B


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                                   SCHEDULE A

                        ADMINISTRATIVE SERVICES PROVIDED
                                 WITH RESPECT TO
                      THE VICTORY VARIABLE INSURANCE FUNDS


Maintenance of Books and Records

o Assist as necessary to maintain book entry records on behalf of the Fund regarding issuance to, transfer within (via net purchase orders) and redemption by an Account of Fund Shares.

o Maintain general ledgers regarding each Account's holdings of Fund Shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Fund

o Serve as the designee of the Fund for receipt of purchase and redemption orders from each Account and to transmit such orders, and payment therefor, to the Fund.

o Coordinate with the Fund's agents respecting daily valuation of the Fund's Shares and an Account's units.

Purchase Orders

o     Determine net amount available for investment in the Fund.

o     Deposit receipts at the Fund's custodians (generally by wire transfer).

o Notify the custodians of the estimated amount required to pay dividend or distribution.

Redemption Orders

o     Determine net amount required for redemptions by the Fund.

o     Notify the custodian and Fund of cash required to meet payments.

o Purchase and redeem Shares of the Portfolios on behalf of each Account at the then-current price in accordance with the terms of the Fund's then-current prospectus.

o Assist in routing and revising sales and marketing materials in incorporate or reflect the comments made on behalf of the Fund or its underwriter.

o Assist in enforcing procedures adopted on behalf of the Fund to reduce, discourage, or eliminate market timing transactions in the Fund's Shares in order to reduce or eliminate adverse effects on the Fund or its shareholders.


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Processing Distributions from the Funds

o     Process ordinary dividends and capital gains.

o     Reinvest the Fund's distributions.

Reports

o Periodic information reporting to the Fund, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales or promotional materials and any other SEC filings with respect to the Accounts invested in the Fund, as not otherwise provided for.

o Periodic information reporting about the Fund, including any necessary delivery of the Fund's prospectus and annual and semi-annual reports to contract owners, as not otherwise provided for.

Fund-related Contract Owner Services

o Provide general information with respect to Fund inquiries (not including information about performance or related to sales).

o Provide information regarding performance of the Fund and the subaccounts of the Accounts.

o Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Fund pursuant to Fund proxy statements.

Other Administrative Support

o Provide other administrative and legal compliance support for the Fund as mutually agreed upon by the Company and the Fund to the extent permitted or required under applicable statutes.

o Relieve the Funds of other usual or incidental administrative services provided to individual owners of Variable Insurance Products.



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                                   SCHEDULE B

                      THE VICTORY VARIABLE INSURANCE FUNDS

                             COMPENSATION UNDER THE
                CONTRACT OWNER ADMINISTRATIVE SERVICES AGREEMENT

      The Victory Variable Insurance Funds agrees to pay the following quarterly amounts calculated as a percentage of the average daily net assets of the relevant Fund and Class thereof held in the Accounts:

Fund                                Class A
----                                -------

Diversified Stock Fund              0.20%

Small Company Opportunity Fund      0.20%